EXHIBIT 99.1
Element Solutions Inc
Announces 2022 Second Quarter Financial Results

•Net sales of $677 million, an increase of 15% from the second quarter last year on a reported basis or an increase of 6% on an organic basis
•GAAP diluted EPS of $0.25, compared to $0.32 in the same period last year; adjusted EPS of $0.38, compared to $0.35 in the same period last year
•Reported net income of $64 million, compared to $79 million in the same period last year
•Adjusted EBITDA of $140 million, an increase of 13% from the second quarter last year on a constant currency basis
•Second quarter 2022 cash from operating activities of $74 million and free cash flow of $66 million
Miami, Fla., July 27, 2022 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results for the three and six months ended June 30, 2022.
Executive Commentary
President and Chief Executive Officer Benjamin Gliklich said, “This quarter, Element Solutions continued to demonstrate the resilience and quality of its businesses amidst a period of heightened macro and supply chain disruption. Durable growth in many of our end-markets and solid execution against our strategies led to above-market sales growth and double-digit constant currency adjusted EBITDA growth. We grew organically in each of our business verticals with strong performance in Electronics that we expect to continue through the remainder of the year. Despite a weaker automotive market, our Industrial business also grew while benefiting from cost synergy realization from our recent acquisitions.”
Mr. Gliklich continued, “Business activity in the second quarter remained robust in our Electronics markets despite an extended lockdown in China while the automotive business continued to suffer from supply chain disruptions. Our outlook for our end markets in the second half of 2022 is roughly similar to what we have seen in the second quarter with only a modest sequential improvement in automotive. This quarter, our teams executed at a very high level building a record sales pipeline and record new business wins, taking ongoing actions designed to offset persistent inflation and protect margins, and nimbly managing the supply chain to deliver for our customers in this complex environment. However, the rapid rise in the U.S. dollar over the last 3 months has created material foreign exchange translation headwinds. We now expect a greater than $35 million year-over-year headwind to full year 2022 adjusted EBITDA due to FX translation, as opposed to the $20 million we had expected at the end of Q1 2022. This is driving the revision of our full-year 2022 adjusted EBITDA guidance to a range of $565 million to $575 million. While global macro conditions are deteriorating, we expect our full-year 2022 constant currency adjusted EBITDA growth rate to be modestly better than the prior range we provided in April this year given the strength of our execution, the demonstrated durability of our profits, improved synergy realization, and cost management. This guidance implies 12% reported dollar and greater than 20% constant currency adjusted EBITDA growth in the second half of 2022, despite a challenging economic picture. Our second quarter and outlook only further our conviction in the quality of our team and in the secular trends of high-power computing, next generation wireless, data storage and vehicle electrification propelling our business. Combined with the eventual recovery in the automotive market, Element Solutions is well positioned for long-term growth.”
Second Quarter 2022 Highlights (compared with second quarter 2021)
•Net sales on a reported basis for the second quarter of 2022 were $677 million, an increase of 15% over the second quarter of 2021. Organic net sales, which exclude the impact of currency changes, certain pass-through metal prices and acquisitions, increased 6%.
◦Electronics: Net sales increased 11% to $439 million. Organic net sales increased 8%.

◦Industrial & Specialty: Net sales increased 24% to $238 million. Organic net sales increased 2%.
•Second quarter of 2022 earnings per share (EPS) performance:
◦GAAP diluted EPS was $0.25 for the second quarter of 2022 as compared to $0.32 for the second quarter of 2021.
◦Adjusted EPS was $0.38, as compared to $0.35 per share in prior year.
•Reported net income was $64 million for the second quarter of 2022, as compared to $79 million for the second quarter of 2021.
•Adjusted EBITDA for the second quarter of 2022 was $140 million, an increase of 7%. On a constant currency basis, adjusted EBITDA increased 13%.
◦Electronics: Adjusted EBITDA was $102 million, an increase of 8%. On a constant currency basis, adjusted EBITDA increased 13%.
◦Industrial & Specialty: Adjusted EBITDA was $39 million, an increase of 2%. On a constant currency basis, adjusted EBITDA increased 13%.
◦Adjusted EBITDA margin decreased 180 basis points to 20.7% on a reported basis. On a constant currency basis, adjusted EBITDA margin decreased 170 basis points.
•Net debt to adjusted EBITDA ratio of 3.2x on a trailing twelve months basis.
Updated 2022 Guidance
For the full-year 2022, the Company updated its financial guidance for adjusted EBITDA to a range of $565 million to $575 million to reflect translational foreign exchange headwind. Full year constant currency adjusted EBITDA growth expectations are modestly higher than prior quarter guidance. Taking into consideration the translational currency headwind, the Company now expects full-year 2022 adjusted EPS of $1.52 to $1.55 and free cash flow of approximately $270 million. For the third quarter of 2022, adjusted EBITDA is expected to be approximately $140 million.
Recent Developments
As part of its stock repurchase program, during the second quarter of 2022, the Company repurchased 2.2 million shares of its common stock. These repurchases were in addition to 0.8 million of shares repurchased previously during 2022. The remaining authorization under the stock repurchase program was approximately $670 million at June 30, 2022.
In the second quarter of 2022, the Company adjusted its reporting segments to include results from its Films business in the Circuitry vertical within its Electronics segment instead of the Industrial Solutions vertical in its Industrial & Specialty segment. This change reflects the increasing commercial activity and opportunities it anticipates in printed and in-mold electronics. The impact of this change is reflected in the current and prior periods in this release and the other financial information provided today.
On July 27, 2022, the Company filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission to replace its expiring shelf registration statement filed on August 2, 2019. This registration statement was a routine filing and became effective upon filing.
Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2022 second quarter financial results at 8:30 a.m. (Eastern Time) on Thursday, July 28, 2022. Participants on the call will include President and Chief Executive Officer Benjamin Gliklich and Chief Financial Officer Carey J. Dorman.
To listen to the call by telephone, please dial 800-343-1703 (domestic) or 203-518-9859 (international) and enter the Passcode/ID: 34776. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available after completion of the live call at www.elementsolutionsinc.com.
About Element Solutions
Element Solutions Inc is a leading global specialty chemicals company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.

Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding strong performance in Electronics through the remainder of 2022; Industrial benefiting from cost synergy realization relating to the Company's recent acquisitions; outlook for the Company's end-markets in the second half of 2022; secular trends propelling the Company's business; recovery of the automotive market; the Company's position for long-term growth; increasing commercial activity and opportunities in printed and in-mold electronics; the impact of foreign exchange translation for the full year 2022 and expected year-over-year headwind to adjusted EBITDA due to the impact of foreign exchange translation; expected full year 2022 constant currency adjusted EBITDA growth based on execution, durability of profits, synergy realization and cost management; full-year 2022 guidance for adjusted EBITDA, adjusted EPS and free cash flow; third quarter 2022 guidance for adjusted EBITDA; and outlook for reported dollar and constant currency adjusted EBITDA growth in the second half of 2022. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available as of the current date, and the Company does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the duration and scope of the COVID-19 pandemic; the efficacy, availability and/or public acceptance of vaccines and treatments targeting COVID-19 and/or its variants; governments', businesses', and individuals' actions in response to the pandemic; the general impact of the pandemic and the invasion of Ukraine by Russia on economic activity, including financial market instability and disruption of global supply chains, and on the Company's customers, employees, suppliers, vendors and other stakeholders; inflation and fluctuations in foreign exchange rates; business and management strategies; outstanding debt and debt leverage ratio; shares repurchases; debt and/or equity issuance or retirement; returns to stockholders; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the Company's periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions, except per share amounts)	2022	2021	2022	2021
Net sales	$676.9	$586.6	$1,357.1	$1,136.7
Cost of sales	427.1	348.1	844.3	657.2
Gross profit	249.8	238.5	512.8	479.5
Operating expenses:
Selling, technical, general and administrative	146.5	154.7	299.9	284.3
Research and development	12.8	12.8	26.9	24.3
Total operating expenses	159.3	167.5	326.8	308.6
Operating profit	90.5	71.0	186.0	170.9
Other (expense) income:
Interest expense, net	(13.2)	(12.9)	(27.3)	(25.8)
Foreign exchange gain (loss)	2.7	(5.2)	2.0	22.8
Other income (expense), net	7.5	(5.7)	3.2	(7.3)
Total other (expense) income	(3.0)	(23.8)	(22.1)	(10.3)
Income before income taxes and non-controlling interests	87.5	47.2	163.9	160.6
Income tax (expense) benefit	(23.9)	31.9	(43.9)	0.8
Net income from continuing operations	63.6	79.1	120.0	161.4
Income from discontinued operations, net of tax	1.8	2.0	1.8	2.0
Net income	65.4	81.1	121.8	163.4
Net income attributable to non-controlling interests	(0.2)	—	(0.5)	—
Net income attributable to common stockholders	$65.2	$81.1	$121.3	$163.4

Earnings per share
Basic from continuing operations	$0.25	$0.32	$0.48	$0.65
Basic from discontinued operations	0.01	0.01	0.01	0.01
Basic attributable to common stockholders	$0.26	$0.33	$0.49	$0.66

Diluted from continuing operations	$0.25	$0.32	$0.48	$0.65
Diluted from discontinued operations	0.01	0.01	0.01	0.01
Diluted attributable to common stockholders	$0.26	$0.33	$0.49	$0.66

Weighted average common shares outstanding
Basic	247.1	247.5	247.2	247.4
Diluted	247.5	247.9	248.3	248.0

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
(dollars in millions)	2022	2021
Assets
Cash & cash equivalents	$215.6	$330.1
Accounts receivable, net of allowance for doubtful accounts of $14.5 and $12.2 at June 30, 2022 and December 31, 2021, respectively	527.1	492.2
Inventories	337.7	274.4
Prepaid expenses	33.7	29.4
Other current assets	123.7	88.4
Total current assets	1,237.8	1,214.5
Property, plant and equipment, net	265.7	278.1
Goodwill	2,425.4	2,526.3
Intangible assets, net	866.9	956.7
Deferred income tax assets	58.4	81.5
Other assets	155.5	81.3
Total assets	$5,009.7	$5,138.4
Liabilities and stockholders' equity
Accounts payable	$175.6	$138.4
Current installments of long-term debt	13.5	12.7
Accrued expenses and other current liabilities	205.9	264.1
Total current liabilities	395.0	415.2
Debt	1,889.9	1,894.2
Pension and post-retirement benefits	31.9	36.1
Deferred income tax liabilities	131.7	140.0
Other liabilities	146.0	152.1
Total liabilities	2,594.5	2,637.6
Stockholders' equity
Common stock: 400.0 shares authorized (2022: 265.0 shares issued; 2021: 261.9 shares issued)	2.7	2.6
Additional paid-in capital	4,176.4	4,166.6
Treasury stock (2022: 19.2 shares; 2021: 15.2 shares)	(244.9)	(159.2)
Accumulated deficit	(1,250.6)	(1,331.9)
Accumulated other comprehensive loss	(285.4)	(197.4)
Total stockholders' equity	2,398.2	2,480.7
Non-controlling interests	17.0	20.1
Total equity	2,415.2	2,500.8
Total liabilities and stockholders' equity	$5,009.7	$5,138.4

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended June 30,
(dollars in millions)	June 30, 2022	March 31, 2022	2022	2021
Cash flows from operating activities:
Net income	$65.4	$56.4	$121.8	$163.4
Net income from discontinued operations, net of tax	1.8	—	1.8	2.0
Net income from continuing operations	63.6	56.4	120.0	161.4
Reconciliation of net income from continuing operations to net cash flows provided by (used in) operating activities:
Depreciation and amortization	40.6	41.6	82.2	79.2
Deferred income taxes	5.4	2.5	7.9	(35.7)
Foreign exchange loss (gain)	0.2	(0.1)	0.1	(20.4)
Incentive stock compensation	3.6	5.2	8.8	21.3
Other, net	3.4	4.3	7.7	0.8
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(10.2)	(49.6)	(59.8)	(38.0)
Inventories	(28.4)	(47.5)	(75.9)	(67.9)
Accounts payable	2.0	41.2	43.2	37.8
Accrued expenses	6.4	(49.6)	(43.2)	(8.8)
Prepaid expenses and other current assets	(4.8)	(10.5)	(15.3)	(14.8)
Other assets and liabilities	(7.5)	0.5	(7.0)	(1.9)
Net cash flows provided by (used in) operating activities	74.3	(5.6)	68.7	113.0
Cash flows from investing activities:
Capital expenditures	(12.2)	(9.5)	(21.7)	(17.3)
Proceeds from disposal of property, plant and equipment	3.4	—	3.4	—
Acquisition of business, net of cash acquired	—	(22.6)	(22.6)	(50.9)
Other, net	(0.1)	(5.0)	(5.1)	19.1
Net cash flows used in investing activities	(8.9)	(37.1)	(46.0)	(49.1)
Cash flows from financing activities:
Repayments of borrowings	(3.2)	(3.1)	(6.3)	(3.7)
Repurchases of common stock	(41.4)	(18.3)	(59.7)	—
Dividends	(19.7)	(19.9)	(39.6)	(27.2)
Other, net	2.0	(25.8)	(23.8)	(6.4)
Net cash flows used in financing activities	(62.3)	(67.1)	(129.4)	(37.3)
Net cash flows provided by operating activities of discontinued operations	1.8	—	1.8	—
Effect of exchange rate changes on cash and cash equivalents	(8.1)	(1.5)	(9.6)	(0.1)
Net (decrease) increase in cash and cash equivalents	(3.2)	(111.3)	(114.5)	26.5
Cash and cash equivalents at beginning of period	218.8	330.1	330.1	291.9
Cash and cash equivalents at end of period	$215.6	$218.8	$215.6	$318.4

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. SEGMENT RESULTS (1)
	Three Months Ended June 30,					Six Months Ended June 30,
(dollars in millions)	2022	2021	Reported	Constant Currency	Organic	2022	2021	Reported	Constant Currency	Organic
Net sales
Electronics	$438.9	$394.9	11%	16%	8%	$878.8	$761.3	15%	19%	8%
Industrial & Specialty	238.0	191.7	24%	35%	2%	478.3	375.4	27%	37%	3%
Total	$676.9	$586.6	15%	23%	6%	$1,357.1	$1,136.7	19%	25%	6%

Adjusted EBITDA
Electronics	$101.5	$93.7	8%	13%		$202.6	$191.2	6%	9%
Industrial & Specialty	38.9	38.1	2%	13%		82.6	78.4	5%	15%
Total	$140.4	$131.8	7%	13%		$285.2	$269.6	6%	11%

	Three Months Ended June 30,			Constant Currency		Six Months Ended June 30,			Constant Currency
	2022	2021	Change	2022	Change	2022	2021	Change	2022	Change
Adjusted EBITDA Margin
Electronics	23.1%	23.7%	(60)bps	23.1%	(60)bps	23.1%	25.1%	(200)bps	23.0%	(210)bps
Industrial & Specialty	16.3%	19.9%	(360)bps	16.7%	(320)bps	17.3%	20.9%	(360)bps	17.5%	(340)bps
Total	20.7%	22.5%	(180)bps	20.8%	(170)bps	21.0%	23.7%	(270)bps	21.0%	(270)bps
(1)     In the second quarter of 2022, the Company transferred its Films business from its Industrial business in the Industrial & Specialty segment to its Circuitry business in the Electronics segment. Historical information has been reclassified to include the Films business in the Electronics segment for all periods presented.

II. CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	June 30, 2022
Instrument
Corporate Revolver		1/31/2024	LIBOR plus 2.25%	$—
Term Loans	(1)	1/31/2026	LIBOR plus 2.00%	1,119.9
Total First Lien Debt				1,119.9
Senior Notes due 2028		9/1/2028	3.875%	800.0
Other Debt				4.5
Total Debt				1,924.4
Cash Balance				215.6
Net Debt				$1,708.8
Adjusted Shares Outstanding	(2)			248.2
Market Capitalization	(3)			$4,418.0
Total Capitalization				$6,126.8
(1) Element Solutions swapped its floating term loan rate to a fixed rate for its initial $750 million term loans through January 2024 and its incremental $400 million add-on term loans through January 2025, which could vary in the future due to changes in the euro and the U.S. dollar exchange rate. At June 30, 2022, approximately 100% of the Company's debt was fixed.
(2) See "Non-GAAP Adjusted Common Shares Outstanding at June 30, 2022 and 2021" following the footnotes under the "Adjusted Earnings Per Share (EPS)" reconciliation table below.
(3) Based on the closing price of the shares of Element Solutions of $17.80 at June 30, 2022.

III. SELECTED FINANCIAL DATA
	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)	2022	2021	2022	2021
Interest expense	$13.5	$13.2	$28.0	$26.4
Interest paid	$4.0	$4.2	$24.5	$25.0
Income tax expense (benefit)	$23.9	$(31.9)	$43.9	$(0.8)
Income taxes paid	$21.0	$21.6	$31.6	$35.0
Capital expenditures	$12.2	$8.8	$21.7	$17.3
Proceeds from disposal of property, plant and equipment	$3.4	$—	$3.4	$—

Non-GAAP Measures
To supplement the financial measures prepared in accordance with GAAP, Element Solutions presents in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS, adjusted common shares outstanding, free cash flow, net debt to adjusted EBITDA ratio, organic net sales growth, full year 2022 guidance for adjusted EBITDA, adjusted EPS and free cash flow, second half 2022 guidance for constant currency adjusted EBITDA growth, and third quarter 2022 guidance for adjusted EBITDA. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews these non-GAAP measures to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance of the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis. The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or that are considered to be associated with its capital structure. These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the definitions and reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company only provides full year 2022 guidance for adjusted EBITDA, adjusted EPS and free cash flow, second half 2022 guidance for constant currency adjusted EBITDA growth, and third quarter 2022 guidance for adjusted EBITDA on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying, without unreasonable efforts, certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, impairments, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting results to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.
Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.

The following table reconciles GAAP net sales growth to organic net sales growth for the three and six months ended June 30, 2022:

	Three Months Ended June 30, 2022
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	11%	5%	16%	(7)%	(1)%	8%
Industrial & Specialty	24%	11%	35%	—%	(33)%	2%
Total	15%	7%	23%	(5)%	(12)%	6%

	Six Months Ended June 30, 2022
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	15%	4%	19%	(10)%	(2)%	8%
Industrial & Specialty	27%	10%	37%	—%	(34)%	3%
Total	19%	6%	25%	(6)%	(12)%	6%
NOTE: Totals may not sum due to rounding.
For the three months ended June 30, 2022, Electronics' consolidated results were positively impacted by $29.0 million of pass-through metals pricing and $3.3 million of acquisitions and Industrial & Specialty's consolidated results were positively impacted by $64.2 million of acquisitions. For the six months ended June 30, 2022, Electronics' consolidated results were positively impacted by $73.0 million of pass-through metals pricing and $13.5 million of acquisitions and Industrial & Specialty's consolidated results were positively impacted by $128.5 million of acquisitions.
Adjusted Earnings Per Share (EPS):
Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income attributable to common stockholders adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. Further, the Company adjusts its effective tax rate to 20% for the three and six months ended June 30, 2022 and 2021, respectively, as described in footnote (8) under the reconciliation table below.
The resulting adjusted net income is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).

The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted net income attributable to common stockholders" and presents the number of adjusted common shares outstanding used in calculating adjusted EPS for each period presented below:

		Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions, except per share amounts)		2022	2021	2022	2021
Net income attributable to common stockholders		$65.2	$81.1	$121.3	$163.4
Net income from discontinued operations attributable to common stockholders		1.8	2.0	1.8	2.0
Net income from continuing operations attributable to common stockholders		63.4	79.1	119.5	161.4
Reversal of amortization expense	(1)	30.3	30.4	61.3	60.1
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	0.6	0.8	1.2	1.7
Inventory step-up	(1)	—	2.2	0.5	2.2
Restructuring expense	(2)	1.3	1.6	3.2	3.9
Acquisition and integration expense	(3)	1.1	5.9	4.0	3.2
Foreign exchange (gain) loss on internal debt	(4)	(0.9)	4.6	0.7	(23.4)
Adjustment of stock compensation previously not probable	(5)	—	13.6	1.3	13.6
Unrealized gain on metals derivative contracts	(6)	(6.1)	(1.3)	(4.3)	(1.4)
Other, net	(7)	3.7	5.0	6.4	5.9
Tax effect of pre-tax non-GAAP adjustments	(8)	(6.0)	(12.6)	(14.9)	(13.2)
Adjustment to estimated effective tax rate	(8)	6.4	(41.3)	11.2	(32.9)
Adjusted net income attributable to common stockholders		$93.8	$88.0	$190.1	$181.1

Adjusted earnings per share	(9)	$0.38	$0.35	$0.76	$0.72

Adjusted common shares outstanding	(9)	248.2	252.2	249.2	251.0
(1) The Company eliminates the amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2) The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(3) The Company adjusts for costs associated with acquisition and integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. During the first quarter of 2021, the Company recognized a gain of $3.9 million on the sale of a dormant facility in New Jersey which was included in its Electronics business segment.
(4) The Company adjusts for foreign exchange gains and losses on intercompany debt because it expects the period-to-period movement of the applicable currencies to offset on a long-term basis and because these gains and losses are not fully realized due to their long-term nature. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(5) The Company adjusts for costs relating to certain stretch target performance-based RSUs granted to certain key executives in 2019 as the achievement of the performance target for these awards was not deemed probable prior to the second quarter of 2021 and, therefore, compensation expense for these awards did not begin to be recognized until the second quarter of 2021 when achievement of the performance target became probable. The Company adjusts these costs to provide a meaningful comparison of its performance between periods.
(6) The Company adjusts for unrealized gains/losses on metals derivative contracts to provide a meaningful comparison of its performance between periods.
(7) The Company's adjustments are primarily comprised of certain professional consulting fees. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(8) The Company adjusts its effective tax rate to 20% for the three and six months ended June 30, 2022 and 2021, respectively. This adjustment does not reflect the Company’s current or near-term tax structure, including limitations on its ability to utilize net operating losses and foreign tax credits in certain jurisdictions. The Company also applies an effective tax rate of 20% to pre-tax non-GAAP adjustments for the three and six months ended June 30, 2022 and 2021, respectively. These effective tax rate adjustments are made because the Company believes they provide a meaningful comparison of its performance between periods.
(9) The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable). The Company adjusts the number of its outstanding common shares for this calculation to provide an understanding of the Company’s results of operations on a per share basis. See table below for further information:
Non-GAAP Adjusted Common Shares Outstanding at June 30, 2022 and 2021
The following table shows the Company's adjusted common shares outstanding at each period presented:

	June 30,		Year-to-Date Average June 30,
(amounts in millions)	2022	2021	2022	2021
Basic common shares outstanding	245.8	247.6	246.8	247.5
Number of shares issuable upon vesting of granted Equity Awards	2.4	4.6	2.4	3.5
Adjusted common shares outstanding	248.2	252.2	249.2	251.0
EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business, including unrealized gains/losses on metals derivative contracts, or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of Element Solutions' business and facilitate comparisons of its profitability to prior and future periods.
The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted EBITDA" for each of the periods presented:

		Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)		2022	2021	2022	2021
Net income attributable to common stockholders		$65.2	$81.1	$121.3	$163.4
Add (subtract):
Net income attributable to non-controlling interests		0.2	—	0.5	—
Income from discontinued operations, net of tax		(1.8)	(2.0)	(1.8)	(2.0)
Income tax expense (benefit)		23.9	(31.9)	43.9	(0.8)
Interest expense, net		13.2	12.9	27.3	25.8
Depreciation expense		10.3	9.7	20.9	19.1
Amortization expense		30.3	30.4	61.3	60.1
EBITDA		141.3	100.2	273.4	265.6
Adjustments to reconcile to Adjusted EBITDA:
Inventory step-up	(1)	—	2.2	0.5	2.2
Restructuring expense	(2)	1.3	1.6	3.2	3.9
Acquisition and integration expense	(3)	1.1	5.9	4.0	3.2
Foreign exchange (gain) loss on internal debt	(4)	(0.9)	4.6	0.7	(23.4)
Adjustment of stock compensation previously not probable	(5)	—	13.6	1.3	13.6
Unrealized gain on metals derivative contracts	(6)	(6.1)	(1.3)	(4.3)	(1.4)
Other, net	(7)	3.7	5.0	6.4	5.9
Adjusted EBITDA		$140.4	$131.8	$285.2	$269.6
NOTE: For the footnote descriptions, please refer to the footnotes located under the "Net income attributable to common stockholders" reconciliation table above.

Net Debt to Adjusted EBITDA Ratio:
Net debt to adjusted EBITDA ratio is defined as total debt (current installments of long-term debt, revolving credit facilities and long-term debt), excluding unamortized discounts and debt issuance costs, which totaled $21.0 million at June 30, 2022, less cash divided by adjusted EBITDA.
The following table presents the Company's net debt to adjusted EBITDA ratio of 3.2x on a trailing twelve month basis:

	2022	2021		Trailing Twelve Months
(dollars in millions)	YTD	Q3	Q4
Net income attributable to common stockholders	$121.3	$36.0	$3.9	$161.2
Add (subtract):
Net income (loss) attributable to non-controlling interests	0.5	(0.1)	0.5	0.9
(Income) loss from discontinued operations, net of tax	(1.8)	—	1.7	(0.1)
Income tax expense	43.9	17.3	31.8	93.0
Interest expense, net	27.3	13.8	14.6	55.7
Depreciation expense	20.9	9.6	11.0	41.5
Amortization expense	61.3	31.9	32.2	125.4
EBITDA	273.4	108.5	95.7	477.6
Adjustments to reconcile to Adjusted EBITDA:
Inventory step-up	0.5	4.3	6.4	11.2
Restructuring expense	3.2	1.3	6.5	11.0
Acquisition and integration expense	4.0	7.1	3.9	15.0
Foreign exchange loss on internal debt	0.7	0.6	6.2	7.5
Adjustment of stock compensation previously not probable	1.3	7.6	2.7	11.6
Unrealized (gain) loss on metals derivative contracts	(4.3)	(0.9)	2.2	(3.0)
Other, net	6.4	2.1	1.0	9.5
Adjusted EBITDA	$285.2	$130.6	$124.6	$540.4

Net debt				$1,708.8

Net debt to adjusted EBITDA ratio				3.2x
Free Cash Flow:
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for evaluating the Company's financial performance. However, free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of the Company’s liquidity.

The following table reconciles "Cash flows from operating activities" to "Free cash flows:"

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)	2022	2021	2022	2021
Cash flows from operating activities	$74.3	$80.4	$68.7	$113.0
Capital expenditures	(12.2)	(8.8)	(21.7)	(17.3)
Proceeds from disposal of property, plant and equipment	3.4	—	3.4	—
Free cash flows	$65.5	$71.6	$50.4	$95.7

Investor Relations Contact:
Varun Gokarn
Senior Director, Strategy and Finance
Element Solutions Inc
1-561-406-8465

Media Contact:
Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845